Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 30, 2024 (except for paragraphs twelve through eighteen of Note 1, as to which the date is October 15, 2024), with respect to the combined financial statements of Lionsgate Studios Corp. (formerly referred to as the Studio Business of Lions Gate Entertainment Corp.) included in the Registration Statement (Form S-1) and related Prospectus of Lionsgate Studios Holding Corp. for the registration of 283,853 shares of its common stock.

/s/ Ernst & Young LLP

Los Angeles, California

March 21, 2025